Exhibit 10.24

December 8, 2022

Olivier Biebuyck
Via E-Mail

Strictly private and confidential

Dear Olivier,

Congratulations! I am incredibly pleased to outline the terms of your promotion to President, Fabrication Technology, reporting to me at our World Headquarters in North Bethesda, MD. As you know, at ESAB our purpose and values are critical to our success. We know that the power to create better - for our customers, our shareholders, and each other - begins with having the best team, united in its pursuits, operating at the highest levels, and delivering extraordinary outcomes. We are unique individuals who work together to live the values that help us SHAPE the world and those around us: Shared success, Help each other win, Always improving, Purposeful leadership, and Every voice valued. Thank you for your contributions to our success so far and for your continued commitment to personal and company-wide growth. In your new role, we are excited to see your contributions to our unifying purpose of Shaping the World We Imagine.

New Job Title -	President, Fabrication Technology
Effective Date -	Effective date aligned with the organizational change targeted for February 1, 2023
Base Salary -
Your new annual salary will be USD 525,000 payable biweekly. You will be eligible for annual merit increases consistent with our annual merit cycle for 2024 based on benchmarks and Company merit increase guidelines.

Annual Cash Bonus -	You will continue to be eligible to participate in our Annual Incentive Compensation Plan with an increased target of 75% of your base salary. The actual payout is based on the achievement of ESAB financial performance against pre-set thresholds, targets, maximums, and your individual performance factor of up to 1.5 times the financial factor. The maximum payout is 250% of target.
Equity Awards -
You will receive an equity grant of $200,000 in recognition of your promotion. The grant will take place as soon as administratively possible. This grant will be delivered in 100% restricted stock units and will vest 33 1/3% each year on the 1st, 2nd, and 3rd anniversaries of the grant.

You will also continue to be eligible for annual equity grants based on your position and performance in accordance with our equity guidelines. The new target for your position is 190% of your base salary, or $1,000,000. Your award can be more or less than this target depending on your performance and company affordability.

Olivier, we also want to confirm that your employment is "at will." This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice.

Your service and commitment to the Company is deeply appreciated. I am confident that your leadership will be key in taking the business to the next level of growth and success! Again, congratulations and I look forward to your continued success at ESAB!

Sincerely,

/s/ Shyam Kambeyanda

Shyam Kambeyanda
President and Chief Executive Officer, ESAB Corporation

ACKNOWLEDGED & ACCEPTED:

/s/ Olivier Biebuyck	01/09/2023
Olivier Biebuyck	Date